Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Merrimack Pharmaceuticals, Inc. on Form S-3 (No. 333-222093) and Form S-8 (Nos. 333-180996, 333-186370, 333-194313, 333-202346, 333-209745, 333-223577, 333-230084, 333-237155 and 333- 268609) of our report dated March 9, 2023 with respect to our audits of the consolidated financial statements of Merrimack Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for the years then ended, which report is included in this Annual Report on Form 10-K of Merrimack Pharmaceuticals, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LLP

Boston, Massachusetts

March 9, 2023